                                                                HEI Exhibit 12.1
                                                                ----------------


Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


                                                                      Nine months ended September 30,
                                                            ---------------------------------------------------
(dollars in thousands)                                       1998 (1)       1998 (2)    1997 (1)      1997 (2)
---------------------------------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges (3)............................       $108,333       $216,610    $100,480      $162,901
Interest component of rentals.........................          2,648          2,648       2,227         2,227
Pretax preferred stock dividend requirements of
 subsidiaries.........................................          7,172          7,172       7,766         7,766
Preferred securities distribution requirements of
 trust subsidiaries...................................          9,289          9,289       7,503         7,503
                                                             --------       --------    --------      --------

TOTAL FIXED CHARGES...................................       $127,442       $235,719    $117,976      $180,397
                                                             ========       ========    ========      ========

EARNINGS
Pretax income from continuing operations..............       $119,659       $119,659    $115,543      $115,543
Fixed charges, as shown above.........................        127,442        235,719     117,976       180,397
Interest capitalized..................................         (5,145)        (5,145)     (4,658)       (4,658)
                                                             --------       --------    --------      --------

EARNINGS AVAILABLE FOR FIXED CHARGES..................       $241,956       $350,233    $228,861      $291,282
                                                             ========       ========    ========      ========

RATIO OF EARNINGS TO FIXED CHARGES....................           1.90           1.49        1.94          1.61
                                                             ========       ========    ========      ========

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statements of income.